Exhibit 99.1



INTEGRATED SPATIAL INFORMATION SOLUTIONS RIGHTS OFFERING EXTENDED TO FEBRUARY 1;
                            SCHEDULES ANNUAL MEETING



PARKER, Colo., Jan.17, 2002--Integrated Spatial Information Solutions, Inc. (OTC BB: ISSS) has extended the closing date of its current shareholder rights offering until 5:00 p.m., Mountain Standard Time, on February 1, 2002, the final day under the offering registration statement. The rights offering was previously set to expire January 18, 2002.

John Antenucci, president of ISIS, said: "Communications to date have focused on existing shareholders, who were given additional time to participate in the offering. The extension will be used to focus on standby investors."

The company also announced that it has scheduled its annual meeting of shareholders for Tuesday, April 30, 2002 at 10:00 a.m. Eastern Standard Time, at the Atrium in the Treetops Building, 8181 Professional Drive, Landover, Md. Shareholders of record at the close of business on March 28, 2002 are entitled to vote at the meeting.

ABOUT INTEGRATED SPATIAL INFORMATION SOLUTIONS

Integrated Spatial Information Solutions is a systems integration and implementation company that specializes in leveraging the spatial information assets of its clients, and bringing economies of operation and enhanced performance through the development of e-service capabilities. ISIS has offices in Colorado, Kentucky, New York, New Jersey, Maryland, Rhode Island and California.

The company's Web sites are www.ISIS.cc and www.PlanGraphics.com.
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SOURCE:   Integrated Spatial Information Solutions, Inc.

CONTACT:  Bruce Haun of B. Edward Haun & Company, 303/595-4667